Exhibit 10.1
RESTRUCTURING SUPPORT AGREEMENT
     This RESTRUCTURING SUPPORT AGREEMENT is made and entered into as of August 15, 2007 (the “Agreement”) by and among (i) Bally Total Fitness Holding Corporation, a Delaware corporation (“BTF”), and each of its affiliates that are debtors in the Chapter 11 Cases (collectively, “Bally”), and (ii) Liberation Investments, L.P. and Liberation Investments, Ltd. (collectively, the “Plan Support Parties”). Bally and the Plan Support Parties shall hereinafter be referred to as the “Parties.”
W H E R E A S :
     A. On July 31, 2007 (the “Petition Date”), BTF and certain of its Affiliates filed chapter 11 petitions under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101-1330 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) in order to effectuate a financial and corporate restructuring of Bally (such chapter 11 cases, as more particularly defined in the Amended Plan, the “Chapter 11 Cases”).
     B. Bally, certain then-holders of the Prepetition Senior Notes (as defined in the Amended Plan, as defined below), and certain holders of the Prepetition Senior Subordinated Notes (the “Consenting Subordinated Noteholders”) are parties to that certain Restructuring Support Agreement dated as of June 15, 2007, (the “Prior Noteholder RSA”), pursuant to which each of the Consenting Subordinated Holders and the Prepetition Senior Note holders signatory thereto agreed to vote all Prepetition Senior Notes and/or Prepetition Subordinated Notes beneficially owned by it or for which it is the nominee, investment manager, or advisor for beneficial holders thereof in favor of a joint prepackaged plan of reorganization described therein (the “Original Plan”), which plan of reorganization was filed with the Bankruptcy Court on the Petition Date.
     C. Section 5 of the Prior Noteholder RSA entitled Bally to solicit and consummate any higher and better Alternative Transaction (as defined in the Prior Noteholder RSA).
     D. Subsequently, and in accordance with the applicable provisions of the Prior Noteholder RSA, Bally determined to amend and restate the Original Plan on the terms and conditions set forth in the form of the First Amended Joint Prepackaged Plan of Reorganization, including all exhibits and schedules thereto, attached to the New Noteholder RSA (as defined below) as Exhibit C thereto (as the same may be modified from time to time in accordance with the provisions of the New Noteholder RSA, the Investment Agreement, and the Subscription and Backstop Purchase Agreement, the “Amended Plan”), which Amended Plan is based on either (i) equity financing from Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund L.P. (collectively, the “Investors”), or (ii) debt financing from the Consenting Subordinated Noteholders (or Affiliates thereof) and/or other applicable creditors. The Amended Plan provides the same or better treatment of the claims of each class of creditors and equity holders of Bally, and the Parties hereto believe that the modified treatment reflected in the Amended Plan is not adverse as compared with the Original Plan or the term sheet attached to the Prior Noteholder RSA.

     E. On August 15, 2007, Bally, Investors, the Consenting Subordinated Noteholders and the holders of a majority Prepetition Senior Notes (the “Consenting Senior Noteholders”) entered into a restructuring support agreement dated as of August 15, 2007 (the “New Noteholder RSA”), pursuant to which, among other things, and subject to Bankruptcy Court approval, (i) the parties thereto consented to the modifications included in the Amended Plan and agreed not to object to the Amended Plan or take any action that would delay or be inconsistent with the consummation of the Amended Plan, and (ii) the Consenting Subordinated Holders and the Consenting Senior Noteholders agreed that their votes in favor of the Original Plan would be deemed to be votes in favor of the Amended Plan.
     F. In furtherance of the Amended Plan and the restructuring contemplated therein (the “Restructuring”), concurrently with this Agreement, Bally and the Investors have into that certain Investment Agreement dated as of August 15, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Investment Agreement”) setting forth, among other things, the terms of the Investors’ commitment to make capital contributions to the reorganized BTF as contemplated by the Amended Plan. The Parties’ obligations under the Investment Agreement are subject to Bankruptcy Court approval.
     G. Bally has filed (i) a motion for an order authorizing Bally to enter into the New Noteholder RSA, this Agreement and the Investment Agreement and approving the break-up fee and expense provisions included in the Investment Agreement (the “Approval Motion”), (ii) a motion for an order authorizing Bally pursuant to Section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019 (the “Section 1127(a) Motion”) to modify their Original Plan in the form of the Amended Plan and finding that the Amended Plan does not adversely affect any class of creditors whose votes were solicited for the Original Plan and that the Amended Plan is deemed accepted by all creditors who have previously accepted the Original Plan, and (iii) a motion for an order authorizing Bally to assume the Prior Noteholder RSA (the “Assumption Motion”).
     H. Subject to the terms and conditions set forth herein, the Plan Support Parties agree that they have no objection to confirmation of the Amended Plan without resolicitation of votes from any class of creditors under Bankruptcy Rule 3019 or Section 1127 of the Bankruptcy Code.
     I. The Parties desire to enter into this Agreement to further implement the Amended Plan and the Investment Agreement.
     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:
1. Definitions. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Appendix to this Agreement.
2. Agreement Effective Date. This Agreement shall be effective at 12:01 a.m. prevailing Eastern Time on the date on which the following conditions have been satisfied (the “Agreement Effective Date”): (a) all of the Parties shall have duly executed and delivered this Agreement; and (b) on or before August 31, 2007, the Bankruptcy Court shall have entered an order, in form and substance reasonably satisfactory to the Parties hereto, granting the Approval Motion (the

“Approval Order”). The effectiveness of this Agreement shall not be conditioned upon the entry of any order granting the Assumption Motion or the Section 1127(a) Motion.
3. Commitment of Plan Support Parties. Subject to (i) the occurrence of the Agreement Effective Date, but prior to the occurrence of the Termination Date (if applicable), and (ii) delivery and review of the Definitive Documents, including, but not limited to, the Amended Plan, and so long as the Definitive Documents are consistent with the terms of the Restructuring as set forth in the Amended Plan (in the form attached to the Agreement), each Plan Support Party shall:
(a)     not (i) object, on any grounds, to confirmation of the Amended Plan (whether such Amended Plan is consummated on the basis of the satisfaction of the Harbinger Investment Effective Date Condition or the Backstop Rights Offering Effective Date Condition), except to the extent that the terms of the Amended Plan to be confirmed are materially inconsistent with the terms contained in the Amended Plan (in form attached to this Agreement), or (ii) directly or indirectly seek, solicit, facilitate, support or encourage (x) any objection to the Amended Plan (whether such Amended Plan is consummated on the basis of the satisfaction of the Harbinger Investment Effective Date Condition or the Backstop Rights Offering Effective Date Condition), or (y) any Alternative Restructuring Proposal or any other transaction involving the sale or other disposition of all or substantially all of the Debtors’ assets;
(b)     not take any other action (including, without limitation, initiating any legal proceeding) that is inconsistent with, or that would delay consummation of, the transactions embodied in the Amended Plan and the Definitive Documents; and
(c)     not otherwise fail to take any action, which inaction impedes or delays consummation of the Restructuring and the transactions contemplated by the Amended Plan and the Definitive Documents.
4. Bally Commitment. Subject to the provisions of the Investment Agreement and the Subscription and Backstop Purchase Agreement, Bally shall use its commercially reasonable best efforts to (i) support and complete the transactions contemplated by the Amended Plan and the Definitive Documents, (ii) do all things reasonably necessary and appropriate in furtherance of the transactions contemplated by the Amended Plan and the Definitive Documents, including, without limitation (x) taking all steps reasonably necessary and desirable to obtain an order of the Bankruptcy Court confirming the Amended Plan on or before September 20, 2007, and (y) taking all steps reasonably necessary and desirable to cause the effective date of the Amended Plan to occur on or before the Applicable Outside Date, (iii) obtain any and all required regulatory and/or third-party approvals for the transactions contemplated by the Amended Plan and the Definitive Documents, (iv) not take any action that is inconsistent with, or is intended or is reasonably likely to interfere with or impede or delay consummation of, the Restructuring and the transactions contemplated by the Amended Plan and the Definitive Documents and (v) not otherwise fail to take any action, which inaction impedes or delays consummation of, the Restructuring and the transactions contemplated by the Amended Plan and the Definitive Documents. If the Harbinger Investment Effective Date Condition is not satisfied by the Applicable Outside Date, the Debtors shall remain obligated to consummate the Amended Plan on the basis of the $90 million Rights Offering so long as the Backstop Rights Offering Effective Date Condition has been or will be concurrently satisfied. Bally further agrees that (1) the Amended Plan may not be modified, revised, or otherwise changed in any manner with respect to the treatment of the Prepetition Senior Notes or Prepetition Subordinated Notes thereunder without the prior written consent of the Consenting Senior Noteholders or Consenting Subordinated Noteholders, respectively, and (2) the Amended Plan and the Investment Agreement may not be modified, revised, or otherwise changed or waived in any manner with respect to any material term without the prior written consent of the Consenting Senior Noteholders and the Consenting Subordinated Noteholders, which consent shall not be unreasonably withheld.
5. Termination.
(a)	This Agreement may be terminated:

i.	by any Plan Support Party, upon (x) the termination of the Investment Agreement pursuant to Section 8.1(a), 8.1(b)(i), 8.1(b)(ii), 8.1(b)(v)(C), 8.1(b)(vi) (but only to the extent the conditions described therein prevent the satisfaction of both the Harbinger Investment Condition Effective Date and the Backstop Rights Offering Effective Date Condition), or 8.1(b)(viii) thereof or (y) the vacatur, reversal or material modification, on appeal or otherwise, of the Approval Order;

ii.	[intentionally omitted];

iii.	by Bally upon (x) the termination of the Investment Agreement pursuant to Section 8.1(a) or 8.1(c) thereof, (y) the termination of the Subscription and Backstop Purchase Agreement by Bally in accordance with the provisions thereof, but only if the Investment Agreement is no longer then in effect, or (z) the vacatur, reversal or material modification, on appeal or otherwise, of the Approval Order;

iv.	automatically, without any notice by any Party, upon the termination of both the Investment Agreement and the Subscription and Backstop Purchase Agreement in accordance with their respective terms;

v.	by any Party, if the Bankruptcy Court enters an order, in form and substance reasonably satisfactory to the Parties hereto, granting the Section 1127(a) Motion (the “Section 1127(a) Order”) and the effective date of the Plan does not occur by 11:59 p.m. prevailing Eastern Time on October 15, 2007;

vi.	by any Party, if the Bankruptcy Court does not enter the Section 1127 Order and the effective date of the Plan does not occur by 11:59 p.m. prevailing Eastern Time on November 30, 2007;

vii.	by any Party other than Bally, if Bally unilaterally (1) withdraws the Plan, (2) moves to voluntarily dismiss any of the Chapter 11 Cases, (3) moves for conversion of any of the Chapter 11 Cases to Chapter 7 of the Bankruptcy Code, or (4) moves for appointment of an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases;

viii.	by any Party, if (1) a trustee or an examiner with expanded powers is appointed in any of the Chapter 11 Cases, (2) any of the Chapter 11 Cases is converted to a case under Chapter 7 of the Bankruptcy Code, or (3) Bally’s exclusive right to file a Chapter 11 plan pursuant to section 1121 of the Bankruptcy Code shall have terminated;

ix.	[intentionally omitted]; or

x.	by any Party other than Bally, if there shall be a breach by Bally of any material representation, warranty, covenant, or agreement contained in this Agreement, including, but not limited to, Section 4 of this Agreement, which breach has not been cured by the earlier of (1) five Business Days after the giving of written notice by any Plan Support Party to Bally of such breach and (2) the Applicable Outside Date.
     (b)     The date on which any Party delivers a notice to the other Parties of the termination of this Agreement pursuant to the immediately preceding sentence, or, in the case of clause (iv) of the immediately preceding sentence, the date of the termination event described therein, shall be referred to as the “Termination Date.”
6. Transfer of Common Stock. No Plan Support Party may hypothecate, pledge, convey, transfer, assign or sell (collectively, a “Transfer”) all or a part of the Common Stock or any other claim held by such Plan Support Party to any Person (each such Person, a “Transferee”) with respect to whom the Plan Support Party has actual knowledge that such Transferee will object to or oppose the Plan or any of the transactions contemplated thereby. To the maximum extent permitted by applicable law, any Transfer that (as determined pursuant to a final, nonappealable judgment of a court of competent jurisdiction in a proceeding in which the party seeking to void the Transfer bears the burden to prove that the Transferring Plan Support Party had such actual knowledge prior to such Transfer) is made in violation of the immediately preceding sentence shall be null and void.
7. Plan Support Party Representations. Each Plan Support Party severally and not jointly represents and warrants to Bally that:
(a)     as of the date of this Agreement, it is the beneficial owner of the face amount of the Common Stock, or is the nominee, investment manager or advisor for beneficial holders of the Common Stock, as such Plan Support Party has represented in writing to counsel for Bally, which amount Bally and each Plan Support Party understands and acknowledges is proprietary and confidential to such Plan Support Party;
(b)     other than pursuant to this Agreement, such Common Stock is free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that would adversely affect in any way such Plan Support Party’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and
(c)     as of the date of this Agreement, it is not aware of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.

8. Party Representations. Each Party represents to each other Party that, as of the date of this Agreement, such Party is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.
9. Entire Agreement. This Agreement, including schedules and annexes, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Plan Support Party shall survive this Agreement and shall continue to be in full force and effect, in accordance with the terms thereof, irrespective of the terms hereof; provided, further, that the Parties shall enter into various definitive documents upon the effective date of the Amended Plan to give effect to the transactions contemplated in this Agreement.
10. Survival of Agreement. Each of the Parties acknowledges and agrees that upon entry of the Approval Order, (a) the rights granted in this Agreement are enforceable by each signatory hereto without further approval of the Bankruptcy Court, (b) the exercise of such rights will not violate the automatic stay provisions of the Bankruptcy Code and (c) Bally hereby waives its right to assert a contrary position in the Bally bankruptcy cases, if any, with respect to the foregoing.
11. Acquisition of Additional Common Stock or Other Claims. This Agreement shall in no way be construed to preclude any Plan Support Party from acquiring additional Common Stock, or other claims against Bally; provided, however, that any such additional Common Stock or other claims automatically shall be deemed to be subject to the terms of this Agreement. Any Plan Support Party acquiring any such additional Common Stock or other claims shall notify Bally, in writing, of any Common Stock or other claims acquired by it within three Business Days of the execution of an agreement (or trade confirmation) in respect of such acquisition.
12. Waiver. If the transactions contemplated herein are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.
13. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).
14. Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented without prior written consent of Bally and each Plan Support Party.
15. Headings. The headings of the sections, paragraphs, subsections and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.
16. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching

Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.
17. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Plan Support Parties under this Agreement shall be several, not joint. In this regard, it is understood and agreed that any Plan Support Party may, subject to compliance with paragraphs 6 and 11 of this Agreement, trade in the Common Stock or other debt or equity securities of Bally and its Subsidiaries without the consent of any other Party hereto, subject to applicable securities laws and orders of the Bankruptcy Court. No Party shall have any responsibility for any such trading by any other Party by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between Plan Support Parties shall in any way affect or negate this understanding and agreement.
18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.
19. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile or electronic transmission or mailed (first class postage prepaid) to the parties at the following addresses, email addresses, or facsimile numbers:
     If to a Plan Support Party, to the address set forth beneath such Plan Support Party’s name below, with a copy to:
Kasowitz, Benson, Torres & Friedman LLP
1633 Broadway
New York, New York 10019
Attention: Andrew K. Glenn (aglenn@kasowitz.com)
Tel: (212) 507-1700
Fax: (212) 507-1800
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attn: Shari K. Krouner, Esq. (skrouner@kramerlevin.com)
Tel: (212) 715-9222
Fax: (212) 715-8000

If to Bally:
Bally Total Fitness Holding Corporation
8700 West Bryn Mawr Avenue
Chicago, IL 60631
Attn: Marc D. Bassewitz
Facsimile: (773) 399-0126
with a copy to:
Latham & Watkins LLP
Sears Tower, Suite 5800
233 South Wacker Drive
Chicago, IL 60606
Attn: Mark D. Gerstein, Esq. (mark.gerstein@lw.com)
Attn: David S. Heller, Esq. (david.heller@lw.com)
Facsimile: (312) 993-9767
20. No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person.
21. Not a Solicitation. This Agreement does not constitute (a) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, or (b) a solicitation of votes on a chapter 11 plan of reorganization for purposes of the Bankruptcy Code.
[Signature Pages Follow]

          IN WITNESS WHEREOF, Bally and the Plan Support Parties have executed this Agreement as of the date first written above.

BALLY TOTAL FITNESS HOLDING CORPORATION
By:	/s/ Marc Bassewitz
	Name:	Marc Bassewitz
	Title:	Senior Vice President and General Counsel

On behalf of the Subsidiary Guarantors listed on Exhibit B hereto:
By:	/s/ Marc Bassewitz
	Name:	Marc Bassewitz
	Title:	Senior Vice President and General Counsel

PLAN SUPPORT PARTIES: LIBERATION INVESTMENTS, L.P.:
By:	/s/ Emanuel Pearlman

Name:	Emanuel Pearlman
Title:	CEO Investment
Address:

Facsimile No.:
Attn.:

LIBERATION INVESTMENTS, LTD:
By:	/s/ Emanuel Pearlman

Name:	Emanuel Pearlman
Title:	Director
Address:

Facsimile No.:
Attn.:

Facsimile No.:
Attn.:

Appendix — Defined Terms
The following terms shall have the following definitions:
“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, and (c) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
“Alternative Restructuring Proposal” shall mean any formal letter of intent, proposal or offer from any Person (other than the Investors) relating to any Alternative Restructuring Transaction.
“Alternative Restructuring Transaction” shall mean direct or indirect restructuring, reorganization, recapitalization, or acquisition (regardless of form and whether in a single transaction or a series of related transactions) relating to Bally other than any direct or indirect restructuring, reorganization, recapitalization or acquisition contemplated by the Amended Plan. For the avoidance of doubt, an Alternative Restructuring Transaction shall not include any restructuring, reorganization or acquisition contemplated by (i) the Amended Plan on the basis of the satisfaction of the Backstop Rights Offering Effective Date Condition or (ii) any other Excluded Restructuring (as defined in the Investment Agreement).
“Applicable Outside Date” shall have the meaning given such term in the Amended Plan.
“Backstop Rights Offering Effective Date Condition” shall have the meaning given such term in the Amended Plan.
“Bankruptcy Code” means title 11 of the United States Code.
“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City.
“Chapter 11 Cases” means the voluntary chapter 11 proceedings to be commenced by the Filing Entities for the principal purpose of consummating the Amended Plan.
“Consenting Subordinated Noteholder Plan Transactions” means those transactions contemplated by the Amended Plan (or any related exhibits or schedules) in the event the Amended Plan is consummated on the basis of the satisfaction of the Backstop Rights Offering Effective Date Condition, and not the Harbinger Investment Effective Date Condition.
“Common Stock” means common stock in BTF.

“Definitive Documents” means the Investment Agreement, the Subscription and Backstop Purchase Agreement, the Disclosure Statement, the Amended Plan, the DIP Financing, the Exit Financing, and all related documents, exhibits, annexes, and schedules, as such documents may be amended, modified or supplemented from time to time in accordance with the terms hereof, reflecting the transactions embodied in the Amended Plan, which documents shall contain terms (i) substantially in accordance with the terms set forth in the Amended Plan and (ii) with respect to terms not set forth in, and not inconsistent with, the Amended Plan, reasonably acceptable to each of the Plan Support Parties, which acceptance shall not be unreasonably withheld or delayed; provided that (x) the consent of the Plan Support Parties shall not be required with respect to the documents evidencing or directly relating to the DIP Financing; and (y) any documents relating to the Consenting Subordinated Noteholder Plan Transactions shall not be subject to the consent or approval of the Plan Support Parties.
“DIP Financing” means the debtor in possession financing provided to Bally and contemplated by the DIP Credit Agreement (as defined in the Amended Plan).
“Disclosure Statement” means the disclosure statement in respect of the Original Plan describing, among other things, the transactions contemplated by the Original Plan.
“Exit Financing” means that certain exit financing contemplated by the New Credit Agreement (as defined by the Amended Plan).
“Harbinger Investment Effective Date Condition” shall have the meaning given such term in the Amended Plan.
“Investment Agreement” has the meaning set forth in the Recitals.
“Investor Plan Transactions” means those transactions contemplated by the Amended Plan (or any related exhibits or schedules) in the event the Amended Plan is consummated on the basis of the satisfaction of the Harbinger Investment Effective Date Condition, and not the Backstop Rights Offering Effective Date Condition.
“Investors” means, collectively, Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund L.P.
“Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, or any legal entity or association.
“Plan Support Parties”, and each individually, a “Plan Support Party”, means the Investors.
“Rights Offering” means that certain rights offering made by BTF to holders of the Subordinated Notes to acquire up to $90 million of new senior subordinated notes to be issued by reorganized BTF, which will only be consummated in the event the Backstop Rights Offering Effective Date Condition is satisfied.

“Subscription and Backstop Purchase Agreement” means the agreement (as amended or modified) executed by Bally and the Backstop Purchasers, which, among other things, commits the Backstop Purchasers to backstop the Rights Offering.

Exhibit A
Assumption Agreement
          Reference is hereby made to that certain Restructuring Support Agreement (as such agreement may be amended, modified or supplemented from time to time, the “Restructuring Support Agreement”) among Bally Total Fitness Holding Corporation, the Bally Subsidiaries and the shareholders party thereto. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Restructuring Support Agreement. As a condition precedent to becoming the beneficial holder or owner of [______] (as defined in the Restructuring Support Agreement), the undersigned ____________ (the “Transferee”), hereby agrees to become bound by the terms, conditions and obligations set forth in the Restructuring Support Agreement. This Assumption Agreement shall take effect and shall become an integral part of the Restructuring Support Agreement immediately upon its execution and the Transferee shall be deemed to be bound by all of the terms, conditions and obligations of the Restructuring Support Agreement as of the date thereof.
          IN WITNESS WHEREOF, the ASSUMPTION AGREEMENT has been duly executed by each of the undersigned as of the date specified below.
     Date: _________, 200[_]

Name of Transferor	Name of Transferee

Authorized Signatory of Transferor	Authorized Signatory of Transferee

(Type or Print Name and Title of Authorized Signatory)	(Type or Print Name and Title of Authorized Signatory)

Address of Plan Support Party:

Attn:

Tel:

Fax:

Email:

Exhibit B
List of Subsidiary Guarantors
BALLY FITNESS FRANCHISING, INC.
BALLY FRANCHISE RSC, INC.
BALLY FRANCHISING HOLDINGS, INC.
BALLY TOTAL FITNESS CORPORATION
BALLY TOTAL FITNESS HOLDING CORPORATION
BALLY TOTAL FITNESS INTERNATIONAL, INC.
BALLY TOTAL FITNESS OF MISSOURI, INC.
BALLY TOTAL FITNESS OF TOLEDO, INC.
BALLY REFS WEST HARTFORD, LLC
BALLY TOTAL FITNESS OF CONNECTICUT COAST, INC.
BALLY TOTAL FITNESS OF CONNECTICUT VALLEY, INC.
GREATER PHILLY NO. 1 HOLDING COMPANY
GREATER PHILLY NO. 2 HOLDING COMPANY
HEALTH & TENNIS CORPORATION OF NEW YORK
HOLIDAY HEALTH CLUBS OF THE EAST COAST, INC.
BALLY TOTAL FITNESS OF UPSTATE NEW YORK, INC.
BALLY TOTAL FITNESS OF COLORADO, INC.
BALLY TOTAL FITNESS OF THE SOUTHEAST, INC.
HOLIDAY/ SOUTHEAST HOLDING CORP.
BALLY TOTAL FITNESS OF CALIFORNIA, INC.
BALLY TOTAL FITNESS OF THE MID-ATLANTIC, INC.
BTF/CFI, INC.
BALLY TOTAL FITNESS OF GREATER NEW YORK, INC.
JACK LA LANNE HOLDING CORP.
BALLY SPORTS CLUBS, INC.
NEW FITNESS HOLDING CO., INC.
NYCON HOLDING CO., INC.
BALLY TOTAL FITNESS OF PHILADELPHIA, INC.
BALLY TOTAL FITNESS OF RHODE ISLAND, INC.
RHODE ISLAND HOLDING COMPANY
BALLY TOTAL FITNESS OF THE MIDWEST, INC.
BALLY TOTAL FITNESS OF MINNESOTA, INC.
TIDELANDS HOLIDAY HEALTH CLUBS, INC.
U.S. HEALTH, INC.
BALLY TOTAL FITNESS FRANCHISING, INC.